Exhibit 5.1

May 18, 2006	Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com

Goal Capital Funding, LLC

9477 Waples Street, Suite 100

San Diego, California 92121

Re:	Goal Capital Funding, LLC

Registration Statement on Form S-3 (No. 132039)

Ladies and Gentlemen:

We have acted as special counsel for Goal Capital Funding, LLC, a Delaware limited liability company (the “Company”), in connection with (a) the above-captioned registration statement and (b) the offering of notes (the “Notes”) described in the related preliminary prospectus supplement dated May 17, 2006 and base prospectus dated May 17, 2006 (collectively, the “Preliminary Prospectus”), which have been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended. As described in the Preliminary Prospectus, the Notes will be issued on or about May 25, 2006 by Goal Capital Funding Trust 2006-1(the “Trust”), a trust formed by the Company pursuant to a trust agreement between the Company and Wilmington Trust Company, as owner trustee. The Notes will be issued pursuant to an indenture of trust (the “Indenture”) between the Trust and The Bank of New York, as indenture trustee and eligible lender trustee.

In that connection, we are generally familiar with the proceedings taken or to be taken in connection with the proposed authorization, issuance and sale of the Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Prospectus and the current draft of the Indenture (including the form of Notes included as exhibits thereto).

Based on and subject to the foregoing, we are of the opinion that, when the Notes have been duly executed and issued by the Trust and authenticated by the indenture trustee and sold by the Company or by the Trust, at the direction of the Company, and payment of the agreed consideration for the Notes shall have been received by the Trust, the Notes will have been duly authorized by all necessary action of the Trust and will be legally issued and binding obligations of the Trust and entitled to the benefits afforded by the Indenture, except as may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, regardless of whether such matters are considered in a proceeding in equity or at law.

Our opinions expressed herein are limited to the federal laws of the United States and the laws of the State of New York and the State of Delaware. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or this exhibit.

                    Very truly yours,

                    /s/ Mayer, Brown, Rowe & Maw LLP

                    MAYER, BROWN, ROWE & MAW LLP